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                                                                                               OMB APPROVAL
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                                                                                          OMB Number  3235-0167
                                                                                          Expires:  October 31,
                                                                                                  2001
                                         UNITED STATES                                      Estimated average
                               SECURITIES AND EXCHANGE COMMISSION                                burden
                                     WASHINGTON, D.C. 20549                                hours per response
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                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  000-29116
                                                                        --------

                               Market Guide Inc.
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             (Exact name of registrant as specified in its charter)

              2001 Marcus Avenue, Suite South 200, Lake Success,
                        New York, 11042, (516) 327-2400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.001
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]             Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                     Rule 15d-6           [ ]
Approximate number of holders of record as of the certificate or notice date: 1

 Pursuant to the requirements of the Securities Exchange Act of 1934 MARKET GUIDE INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   September 27, 1999           By:  /s/ Homi Byramji
      --------------------                -----------------
                                          Homi Byramji
                                          Chief Executive Officer and President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.